Exhibit 10.01

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and effective as of May 18, 2020 between H/Cell Energy Corporation (the “Company”) and Turquino Equity LLC (“Turquino”). The Company and Turquino are referred to herein collectively as the “Parties”. The “Closing Date” shall be May 18, 2020 once all Parties have duly and properly executed this Agreement.

WHEREAS, on January 31, 2017 (the “Closing Date”), the Company entered into a share exchange agreement (the “Exchange Agreement”) by and among the Company, The Pride Group (QLD) Pty Ltd (“Pride”) and Turquino and the Mullane Family Trust (the “Mullane Trust” and together with Turquino, the “Pride Shareholders”). Andrew Hidalgo and Matthew Hidalgo, the Company’s Chief Executive Officer and Chief Financial Officer, respectively, are each a managing member of Turquino, and accordingly are related parties in connection with the Exchange Agreement as well as this Agreement.

WHEREAS, pursuant to the Exchange Agreement, the Company acquired all of the issued and outstanding capital stock of Pride from the Pride Shareholders in exchange for an aggregate of 3,800,000 shares of the Company’s common stock, par value $.0001 per share.

WHEREAS, pursuant to the Exchange Agreement, Pride became a wholly owned subsidiary of the Company.

WHEREAS, on January 2, 2018, the Company and Andrew Hidalgo (“Hidalgo”) completed a Convertible Debenture Agreement whereby Hidalgo lent the Company $200,000 (the “Hidalgo Note”), which is still outstanding and due with accrued interest by the Company.

WHEREAS, on February 8, 2019, the Company and Hidalgo completed a second Convertible Debenture Agreement whereby Hidalgo lent the Company $75,000 (the “Second Hidalgo Note”), of which is still outstanding and due with accrued interest by the Company.

WHEREAS, on January 2, 2018, the Company and Michael Doyle (“Doyle”) completed a Convertible Debenture Agreement whereby Doyle lent the Company $200,000 (the “Doyle Note”), which is still outstanding and due with accrued interest by the Company.

WHEREAS, on February 8, 2019, the Company and Doyle completed a second Convertible Debenture Agreement whereby Doyle lent the Company $75,000 (the Second Doyle Note”), which is still outstanding and due with accrued interest by the Company.

WHEREAS, as of May 18, 2020, the aggregate notes balance due for the Hidalgo Note and the Second Hidalgo Note is $275,000 plus accrued interest and the aggregate notes balance due for the Doyle Note and the Second Doyle Note is $275,000 plus accrued interest.

WHEREAS, in conjunction with the transactions described herein, pursuant to an Assignment and Assumption Agreement, Hidalgo will assign the Hidalgo Note and the Second Hidalgo Note and its accrued interest to Turquino and Turquino will accept such assignment, at which time Turquino will become responsible for the obligations upon the Notes and the Company will have no further note obligations to Hidalgo.

WHEREAS, in conjunction with the transactions described herein, pursuant to an Assignment and Assumption Agreement, Doyle will assign the Doyle Note and the Second Doyle Note and its accrued interest to Turquino, and Turquino will accept such assignment, at which time Turquino will become responsible for the obligations upon the Notes and the Company will have no further note obligations to Doyle.

WHEREAS, the Company wishes to sell 100% of the outstanding stock of Pride to Turquino in return for the assignment and assumption of the balance and accrued interest of the Hidalgo Note, Second Hidalgo Note, Doyle Note and Second Doyle Note.

WHEREAS, in conjunction with the transaction provided for herein, the Company retained the services of Stonebridge Advisory, Inc. to prepare an Independent Valuation of Pride, which valuation valued Pride at $425,000 USD.

WHEREAS, this Agreement has been approved by the Company’s and Turquino’s Board of Directors.

WHEREAS, the Closing Date shall represent the date upon which all of the respective obligations of the Parties as set forth herein will be agreed and duly authorized.

NOW THEREFORE, In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the above WHEREAS clauses above are agreed to as well as the following specific terms:

1. Divestiture

Upon the terms and subject to the conditions set forth in this Agreement, the Company will sell, transfer and deliver to Turquino its entire ownership interest in Pride which consists of 100% of the issued and outstanding shares of Pride, free and clear of all liens, claims or encumbrances of any kind (the Company represents that the Pride shares are not certificated, accordingly, the transfer thereof shall be deemed to have occurred as of the Closing Date) in exchange for the following consideration: (a) Turquino assuming the Hidalgo Note and the Second Hidalgo Note and the debt obligations associated with the balance and accrued interest (b) Turquino assuming the Doyle Note and the Second Doyle Note and the debt obligations associated with the balance and accrued interest. The aggregate consideration or debt obligations for (a) and (b) are $550,000 plus accrued interest.

2. Assignment

In conjunction with the transactions provided for herein the applicable Parties will execute an Assignment and Assumption Agreement, as follows: (a) Hidalgo shall assign the Hidalgo Note and the Second Hidalgo Note to Turquino and Turquino accept such assignment and assumption; (b) Doyle shall assign the Doyle Note and the Second Doyle Note to Turquino and Doyle shall accept such assignment and assumption.

3. Closing

The consummation of the transaction contemplated hereby (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax, or any other means mutually agreed upon by the Parties.

4. Representations and Warranties

The execution of this Agreement and the delivery hereof, and the sale contemplated herein, have been or will be prior to the Closing Date, duly authorized by all necessary corporate action. Each Party has the full legal right, power, and authority to execute, deliver and carry out the terms and provisions of this Agreement, and this Agreement has been duly and validly executed and delivered and constitutes a valid and binding obligation enforceable in accordance with its terms.

4. Mutual Release – Release of the Parties

Except as set forth in this Agreement, the Parties mutually agree to release one another and hereby discharge and release the other party and their respective current and former officers, directors, employees, shareholders, note holders, attorneys, assigns, agents, representatives, predecessors and successors in interest, from any and all claims, demands, obligations, or causes of action, known or unknown, heretofore or hereafter arising out of, connected with, or incidental to the Purchase Agreement and any understandings, arrangements or other agreements, verbal or written, related thereto.

5. Further Assurances

The Parties each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6. Legal Advice

The parties received independent legal advice from their attorneys with respect to the advisability of making this Agreement.

7. Non-Disparagement

The Parties agree that they shall take no action that is inimical to the best interests of their counter-party respectively, including but not limited to: publishing material that disparages or makes any negative comments whatsoever about the other party, any Releases, to any person, entity, or the media be it orally, in writing, via e-mail or otherwise; participating in interviews or publishing press releases regarding this Agreement except as may be required by law, rule or regulation.

8. Meaning of Terms

When necessary herein, all terms used in the singular shall apply to the plural, and vice versa, and all terms used in the masculine shall apply to the neuter and feminine genders, and vice versa. The headings of paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

9. Entire Agreement

This Agreement is intended to be the sole, integrated understanding and agreement of the parties hereto with respect to all matters addressed herein and may not be modified except by a writing executed by all parties.

10. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

The Parties have caused this agreement to be executed on the date first set forth above.

H/CELL ENERGY CORPORATION

By:	/s/ Andrew Hidalgo
Andrew Hidalgo, Chief Executive Officer

TURQUINO EQUITY LLC

By:	/s/ Andrew Hidalgo
Andrew Hidalgo, Managing Member